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Scientific

               Patriot Scientific Announces Major Patent Licensing
                         Agreement with Hewlett-Packard

HP joins Intel and AMD as early licensees of MMP Portfolio, validating need for system manufacturers to license fundamental microprocessor design patents

San Diego, Calif. - January 24, 2006 - Patriot Scientific Corporation (OTCBB:
PTSC.OB) today announced that Hewlett-Packard (HP) has become the first system manufacturer to purchase a license to use intellectual property protected by the Moore Microprocessor Patent(TM) (MMP) Portfolio. Patriot is a co-owner of the MMP Portfolio as a result of an agreement reached between Patriot and The TPL Group in June 2005. The portfolio is being exclusively managed by Alliacense, a TPL Group enterprise.

Following the previous purchases of MMP Portfolio licenses by marquee chip makers Intel and AMD in 2005, the MMP Portfolio Licensing Program has been tuned to also serve leading manufacturers of computer, communications and entertainment systems. Specific terms of the license purchased by HP were not disclosed.

"This is a highly significant milestone for Patriot Scientific," said Patriot Chairman and CEO David Pohl. "This new license agreement with HP helps to confirm the significance of the patents in our valuable jointly owned portfolio. It is a major step in demonstrating to our shareholders that the decision of Patriot's Board of Directors and new management to proceed with the PTSC/TPL alliance was a prudent business decision," Pohl added. "We are pleased that our faith in the professionalism and abilities of the Alliacense licensing team was well placed, and we know that discussions are well under way with dozens of other major system manufacturers around the world."

"Today's consumer electronics and computer systems each incorporate an increasing number of microprocessors that exploit the techniques protected by the MMP Portfolio," stated Mac Leckrone, Alliacense president. "We are very pleased to witness a globally respected system manufacturer confirm our MMP Portfolio Licensing Program strategy. We have believed from the outset that the most attractive path for equipment makers was to purchase a single MMP System License that covers an entire system or end-user product."

Last October, The TPL Group, in the process of managing and prosecuting the patent portfolio jointly owned with Patriot Scientific, filed a broad-based intellectual property claim against four major Japanese electronics system manufacturers in the US District Court, Eastern District of Texas. The broad-based claim cited Fujitsu, Matsushita, NEC and Toshiba for direct infringement, contributory infringement, and inducing the infringement of at least three of the ten patents in the Moore Microprocessor Patent(TM) (MMP) Portfolio, specifically:

      o     U.S. 5,784,584: Multiple Instruction Fetch
      o     U.S. 5,809,336: Clocking CPU and I/O Separately
      o     U.S. 6,598,148: Use of Multiple Cores and Embedded Memory

The cited infringement pertains to a wide variety of end-user products including personal computers, servers, workstations, printers, routers, home theater systems, digital TVs, video game players, DVD Recorders/Players, mobile handsets, portable media players, automotive and aircraft/aerospace electronics, and most other modern microprocessor-based products. The MMP Portfolio, which encompasses US, European and Japanese patents, is protected through the year 2015. Global sales of end products deploying chips using technologies protected by these jointly held patents are estimated to be greater than $200 billion annually.

About Patriot Scientific

Patriot Scientific (OTC Bulletin Board: PTSC.OB) has emerged as an effective and dynamic intellectual property company, developing and marketing innovative and proprietary semiconductor technologies. The Company's portfolio of proprietary designs encompasses what is believed to be fundamental ultra-low-power array microprocessor technology, as well as pending patents designed to protect Patriot's proprietary technology

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Detailed information about Patriot Scientific can be found on the website
www.ptsc.com. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found at www.hawkassociates.com and www.americanmicrocaps.com. An investment profile on Patriot Scientific may be found at http://www.hawkassociates.com/patriot/profile.htm

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company's offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended Oct. 31, 2005, HP revenue totaled $86.7 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

E-mail: press@patriotscientific.com